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EXHIBIT 10.2
                         Line of Credit Promissory Note
                                  April 1, 2003

Pursuant to this Line of Credit Promissory Note (the "Note"), John R. Coghlan, as lender, agrees to provide a $1,500,000 line of credit to Temporary Financial Services, Inc., a Washington corporation ("TFS") as borrower, for a period of twelve months from April 1, 2003. Advances against the line may be requested from time-to-time by TFS so long as the aggregate outstanding advances against the line of credit do not exceed $1,500,000. Mr. Coghlan agrees to deliver the funds requested by TFS by suitable means such as wire transfer, check or cashiers check. The line will expire and all outstanding advances will be due and payable, with accrued interest, on December 31, 2003.

Interest on each outstanding advance will be calculated from the date of the advance to the date of repayment at the rate of 8% per annum on the basis of actual days elapsed and a year of 365 days. In the event payments are made prior to maturity, the payments will be applied first to accrued interest then due on all outstanding advances, and then to reduce the oldest advance first. Payments toward accrued interest and any outstanding advance may be made at any time without penalty. After maturity, if the outstanding advances are not repaid, the outstanding balances, including accrued interest to the date of maturity, will bear interest at the lower of a per annum rate of 18% or the maximum rate authorized by the applicable law.

Mr. Coghlan and TFS acknowledge that the primary purpose of this line of credit is to enable TFS to provide a $2,000,000 line of credit to Genesis Financial, Inc. TFS agrees to pay over to Mr. Coghlan, any origination fees and other loan fees received by TFS from Genesis. The TFS/Genesis line of credit agreement is attached and incorporated into this agreement by reference. This Note is unsecured and does not create any priority or security interest in specific TFS loan receivables or other assets.

No failure by Mr. Coghlan to exercise, and no delay in exercising any right or remedy under this Note shall operate as a waiver against Mr. Coghlan, nor shall any single or partial exercise by Mr. Coghlan of any right or remedy under this Note preclude any other or further exercise of any right or remedy. The rights and remedies of Mr. Coghlan are cumulative and not exclusive of any other rights or remedies which Mr. Coghlan may otherwise have.

In any dispute with respect to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and other costs and expenses incurred in litigating or otherwise resolving or settling the dispute. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

 Temporary Financial Services, Inc. (Borrower)

/s/ Brad E. Herr, Secretary
Date: April 1, 2003
Executed at Spokane, Washington

                                 10-QSB Page 23



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